EXHIBIT 10.30

AMENDMENT NO. 1

TO

LOAN PURCHASE AGREEMENT

The LOAN PURCHASE AGREEMENT, dated as of August 1, 2002, between ENCORE SPV I, a Delaware statutory trust, and ENCORE CREDIT CORP., a California corporation, is hereby being amended (as amended, the “Agreement”) by this Amendment No. 1, dated as of July 30, 2004, (the “Amendment”) as follows:

1.	Amended Terms.

(a) Paragraphs (i), (j) and (k) of Section 4.01 of the Agreement are hereby amended to read as follows:

(i) Maintenance of Tangible Net Worth. The Seller shall not permit its Tangible Net Worth to be less than the sum of (a) $20,000,000 plus (b) an amount equal to 50% of its consolidated aggregate or positive Net Income (without deduction for quarterly losses) since December 31, 2003 plus (c) 80% of all capital contributed to the Seller since December 31, 2003, whether in the form of equity or subordinated debt having substantial equity features.

(j) Maintenance of Liquidity. The Seller shall not permit its unencumbered cash and Cash Equivalents to be less than $2,000,000.

(k) Maintenance of Profitability. The Seller shall not permit Net Income to be less than $1.00 for any period of three (3) consecutive months (each such period, a “Test Period”), before income taxes for such Test Period and distributions made during such Test Period.

(b) The following new covenant shall be added to Section 4.01 of the Agreement in the appropriate alphabetical order as follows:

(cc) Officer’s Certificate for Hedge Reports and Covenant Compliance. On the last Business Day of each month (or at any time upon the Purchaser’s request), the Seller will deliver to the Purchaser a report, in a form acceptable to the Purchaser, detailing the Interest Rate Protection Agreements entered into by the Seller. Additionally, within thirty (30) days after the end of each month, together with the report described above, the Seller shall provide a certification from a financial officer of the Seller in the form attached hereto as Schedule 5;

(c) The exhibit attached hereto as Exhibit A is hereby added as Schedule 5 to the Agreement.

(d) Representation (10) on Schedule 1 to the Agreement is hereby amended as follows:

(10) Valid First or Second Lien. With respect to any Mortgage Loan, the Mortgage is a valid, subsisting, enforceable and perfected first or second lien and first or second priority security interest on the real property included in the Mortgaged Property, including all buildings on the Mortgaged Property and all fixtures, additions, alterations and replacements made at any time with respect to the foregoing. The lien of the Mortgage, to the extent not indicated on the Mortgage Loan Schedule as relating to a Second Mortgage Loan, is subject only to;

i. the lien of current real property taxes and assessments not yet due and payable;

ii. covenants, conditions and restrictions, rights of way, casements and other matters of the public record as of the date of recording acceptable to sub-prime mortgage lending institutions generally and specifically referred to in the lender’s title insurance policy delivered to the originator of the Mortgage Loan and (a) referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

iii. other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

With respect to any Mortgage relating to a Second Mortgage Loan, such Mortgage is a valid, subsisting, enforceable and perfected second lien and second priority security interest on the real property included in the Mortgaged Property, including all buildings on the Mortgaged Property and all fixtures, additions, alterations and replacements made at any time with respect to the foregoing. The lien of the Mortgage relating to a Second Mortgage Loan is subject only to:

a. the items listed in clauses (i), (ii) and (iii) directly, above, and

b. the related Senior Lien.

Any security agreement chattel mortgage or equivalent document related to or delivered in connection with a Second Mortgage Loan establishes and creates a valid subsisting and enforceable second lien and second priority security interest with respect to each such Mortgage Loan on the property described therein, and such Seller has full right to sell and assign such Mortgage Loan to the Purchaser.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan, to the extent not indicated on the Mortgage Loan Schedule as being a Second Mortgage Loan, establishes and creates a valid, subsisting and enforceable first lien and first priority security interest with respect to each such Mortgage Loan on the property described therein, and such Seller has full right to sell and assign such Mortgage Loan to the Purchaser.

(e) Representation (20) on Schedule 1 to the Agreement is hereby amended as follows:

(20) Origination; Payment Terms. The Mortgage Loan was originated by or in conjunction with a mortgagee (e.g., as in the case where a broker is originating in accordance with the Seller’s Underwriting Guidelines) approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or similar banking institution which is supervised and examined by a federal or state authority. Except with respect to any IO Mortgage Loan, principal payments on the Mortgage Loan commenced no more than 60 days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest Rate is adjusted, with respect to adjustable rate Mortgage Loans, on each Interest Rate Adjustment Date to equal the Index plus the Gross Margin (rounded up or down to the nearest 0.125%), subject to the Mortgage Interest Rate Cap. The Mortgage Note is payable on the first day of each month in equal monthly installments of principal and interest, which installments of interest, with respect to adjustable rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date, over an original term of not more than 30 years from commencement of amortization. The due date of the first payment under the Mortgage Note is no more than 60 days from the date of the Mortgage Note.

(f) The definition of “Loan-to-Value Ratio” in Schedule 7 is hereby amended to read as follows:

“Loan-to-Value Ratio” or “LTV” means with respect to any Mortgage Loan, the ratio of the original outstanding principal amount of the Mortgage Loan together with, if such Mortgage Loan is a Second Mortgage Loan, the outstanding principal amount of the related Senior Lien, calculated as of the time of origination of such Mortgage Loan to the lesser of (a) the Appraised Value of the Mortgaged Property at origination or (b) if the Mortgaged Property was purchased within twelve (12) months of the origination of the Mortgage Loan, the purchase price of the Mortgaged Property.

(g) The following new representations covenants shall be added to Schedule I of the Agreement in the appropriate numerical order as follows:

(54)	No Consent Required for Seconds. With respect to each Second Mortgage Loan, either (a) no consent for such second Mortgage Loan was required by the holder of the related Senior Lien prior to the making of such Second Mortgage Loan or (b) such consent has been obtained and is contained in the related Mortgage File.

(55)	No Default on Senior Loan. With respect to each Second Mortgage Loan, no payment due on the related Senior Lien was thirty (30) or more days delinquent at the time such Second Mortgage Loan was originated, or to the best of each Seller’s knowledge, at the time such Second Mortgage Loan was first included in the Borrowing Base; at any time such Second Mortgage Loan is pledged by the Note Issuer, no payment due on the related Senior Lien will be more than fifty-nine (59) days delinquent.

(56)	No Balloon Seconds. With respect to such Second Mortgage Loan, such Second Mortgage Loan is either not a “balloon” loan, or, if it is a “balloon” loan, the maturity date thereof is at least twelve (12) months prior to the maturity date of the related Senior Lien.

2.	Governing Law. This Amendment, in all respects, shall be governed by, and construed in accordance with, the laws of the State of New York, including all matters of construction, validity and performance, without regard to principles of conflicts of law.

3.	Counterparts. This Amendment may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute but one and the same instrument.

4.	Merger and Integration. Upon execution of this Amendment by the parties to the Agreement, this Amendment shall be incorporated into and merged together with the Agreement. Except as provided herein, all provisions, terms and conditions of the Agreement shall remain in full force and effect and the Agreement as hereby amended is further ratified and reconfirmed in all respects.

5.	Capitalized Terms. Capitalized terms used herein and not defined herein have their respective meanings as set forth in the Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Agreement to be duly executed and delivered as of the date specified above.

ENCORE CREDIT CORP

By:	/s/ John Kontoulis
	Name:	John Kontoulis
	Title:	EVP/Chief Financial Officer

ENCORE SPV I

By: Encore Credit Corp., as Administrator

By:	/s/ John Kontoulis
	Name:	John Kontoulis
	Title:	EVP/Chief Financial Officer

By:
Chris DiAngelo, not in his individual capacity, but solely as Special Manager

[Signature Page to Amendment No. 1 to the Loan Purchase Agreement]